Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of POZEN Inc. for the registration of 8,500,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 9, 2011, with respect to the financial statements of POZEN Inc. and the effectiveness of internal control over financial reporting of POZEN Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

December 16, 2011

Raleigh, NC